INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in the Statement of Additional Information of the post-effective amendment No. 22 to the Registration Statement (No. 2-70207) being filed under the Securities Act of 1933 and the Investment Company Act of 1940 on Form N-1A by Gintel Fund of our report dated January 22, 1999, relating to the statement of net assets of Gintel Fund as of December 31, 1998, the related statements of operations for the year then ended, changes in net assets for each of the years in the two-year period then ended, and the condensed financial information for each of the periods indicated appearing in the Prospectus; we also consent to the reference to our Firm under the captions "Financial Highlights" and "Independent Auditors" in the Prospectus and "Shareholder Reports" and "Counsel and Auditors" in the Statement of Additional Information.



/s/ Richard A. Eisner & Company, LLP
New York, New York
March 24, 1999